Exhibit 99.1

                              Martin I. Saposnick
                               Brooklyn, New York


                                                          March 24, 2005

The Board of Directors of W3 Group, Inc.
444 Madison Avenue
Suite 1800
New York, NY 10022


Re: Resignation

Gentlemen:

Please be advised that I hereby resign as an officer and director of W3 Group, Inc. effective immediately.


I understand that you will be required to disclose this resignation in your filings with the Securities and Exchange Commission and I hereby consent to your inclusion of a copy of this letter of resignation in any such filings.


Very truly yours,

/s/ Martin I. Saposnick

Martin I. Saposnick